UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 22, 2022
Lightning eMotors, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39283	84-4605714
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)
815 14th Street SW, Suite A100
Loveland, Colorado 80537
(Address of principal executive offices, including zip code)
1-800-223-0740
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ZEV	New York Stock Exchange
Redeemable Warrants, each full warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	ZEV.WS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 22, 2022, the Board of Directors (the “Board”) of Lightning eMotors, Inc. (the “Company”), upon the recommendation of the Nominating and Corporate Governance Committee, determined to expand the size of the Board from six members to seven members, such expansion to be effective on September 26, 2022. On September 22, 2022, the Board, also upon the recommendation of the Nominating and Corporate Governance Committee, appointed Ms. Wanda Jackson-Davis to fill the newly-created directorship resulting from the expansion in the size of the Board from six members to seven members, such appointment to be effective as of September 26, 2022. Ms. Jackson-Davis was appointed as a Class II director for a term expiring at the Company’s 2025 annual meeting of stockholders. She was also appointed to the Compensation Committee of the Board and the Nominating and Corporate Governance Committee of the Board, effective immediately.

Ms. Jackson-Davis currently serves as Vice President, Sourcing and Procurement with McKesson Corporation, a global leader in health care supplies, retail pharmacy, and pharmaceutical distribution. Previously, she was Senior Vice President of Procurement for Dematic, Inc. from October 2019 to August 2022. Prior to that, from November 2014 to October 2019, Ms. Jackson-Davis served as the Vice President of Supply Chain and Supply Chain Leader for ABB, Inc. Ms. Jackson-Davis also served for approximately seven years as a purchasing manager for Ford Motor Company. Ms. Jackson-Davis received a bachelor’s degree in supply chain management from Michigan State University and an MBA from Emory University. She is also a Certified Professional in Supply Chain Management (CPSM) and a Certified Professional in Supplier Diversity (CPSD) both from the Institute of Supply Management.

There is no arrangement or understanding between Ms. Jackson-Davis and any other persons pursuant to which she was selected as a director of the Company. Additionally, there are no transactions between Ms. Jackson-Davis and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Ms. Jackson-Davis will be entitled to receive compensation for her service on the Board in accordance with the Company’s standard compensatory arrangement for non-employee directors as described in the Company’s proxy statement for the 2022 annual meeting of stockholders. Ms. Jackson-Davis will also receive an initial grant of $120,000 in restricted common stock units (“RSUs”), pursuant and subject to the terms of the Company’s 2021 Equity Incentive Plan. The RSUs will vest annually in three installments on the anniversary of the grant date. In addition, Ms. Jackson-Davis will receive a pro-rated annual grant of $106,000 in RSUs vesting quarterly over one year from the original board grant date of August 15, 2022.

Ms. Jackson-Davis and the Company will also execute the Company’s standard form of director indemnification agreement that provides, among other things, that the Company will indemnify and hold Ms. Jackson-Davis harmless for losses and expenses resulting from claims arising out of, or related to, the fact that she is a director of the Company.

Item 8.01 Other Events.

On September 23, 2022, the Company issued a press release entitled “Lightning eMotors Appoints Wanda Jackson-Davis to the Board of Directors.” A copy of this press release is attached as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits.

Exhibit	Description
99.1	Press release by Lightning eMotors, Inc. dated September 23, 2022.
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lightning eMotors, Inc.
Dated: September 23, 2022
	By:	/s/ Timothy Reeser
	Name:	Timothy Reeser
	Title:	Chief Executive Officer and President